UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2024

BIOATLA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39787	85-1922320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11085 Torreyana Road San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 558-0708

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BCAB	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2024 (the “Closing Date”), BioAtla, Inc. (“BioAtla” or the “Company”) entered into a license agreement (the “License Agreement”) with Context Therapeutics Inc. (“Context”), pursuant to which Context obtained from the Company an exclusive, worldwide license to develop, manufacture and commercialize two licensed antibodies (the “Assets”), including BA3362 (renamed by Context as CT-202), the Company’s Nectin-4 x CD3 T cell engaging (TCE) bispecific antibody (the “Transaction”). As partial consideration for the exclusive license under the License Agreement, the Company is eligible to receive up to $133.5 million in aggregate payments, including $15.0 million in upfront and near-term milestones and an additional $118.5 million in milestone payments based upon the achievement of specified pre-clinical, clinical, development and commercial milestones, as well as tiered mid-single digit to low double-digit royalties on future net sales for products containing the Assets, subject to standard reductions. Pursuant to the License Agreement, the Company has agreed, subject to certain exceptions, to refrain from engaging in certain competitive activities with respect to the exploitation of a bispecific or multi-specific antibody directed against Nectin-4. The License Agreement will continue on a country-by-country, product-by-product basis until the expiration of the royalty term as defined in the License Agreement, unless earlier terminated. Each of the Company and Context may terminate the License Agreement for a material, uncured breach or insolvency of the other party. Context may also terminate the License Agreement at will upon advance written notice to the Company. The Company may also terminate the Agreement if Context fails for a consecutive period comprising at least eight (8) calendar quarters to conduct any research or development activities with respect to the Assets prior to regulatory approval, with certain exceptions, upon advance written notice.

The License Agreement contains representations and warranties, and covenants, customary for a transaction of this nature, including, without limitation, confidentiality obligations.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On September 23, 2024, the Company also entered into a Global Transaction Agreement (the “Himalaya Agreement”) with Himalaya Therapeutics SEZC (“Himalaya”). As previously disclosed, on January 1, 2020, BioAtla and Himalaya entered into the Amended and Restated Exclusive Rights Agreement (the “ERA”). Pursuant to the ERA, Himalaya controls rights to develop, manufacture and commercialize the Assets (amongst other assets) in certain territories as further specified in the ERA. Pursuant to the Himalaya Agreement, Himalaya consented to BioAtla’s execution and performance of the License Agreement, and granted to BioAtla an exclusive, worldwide, sublicensable license in and to all Patents (as defined in the License Agreement) and Know-How (as defined in the License Agreement) owned, licensed or otherwise controlled by Himalaya solely for the research, development, manufacture, use, importation, exportation, promotion and commercialization of any Assets in the Field (as defined in the License Agreement) . Further, in accordance with and as previously agreed to in the ERA, and as further set forth in the Himalaya Agreement, BioAtla will pay, subject to any applicable tax withholding, to Himalaya (i) a mid-teens percentage of all upfront payments and development milestones received by BioAtla from Context under the License Agreement; and (ii) a specified percentage of any and all sales milestones and/or royalties based upon Net Sales (as defined in the License Agreement) in the People’s Republic of China and the Special Administrative Regions of Hong Kong, Macao and Taiwan that BioAtla receives from Context under the License Agreement.

The foregoing description of the Himalaya Agreement does not purport to be complete and is qualified in its entirety by reference to the Himalaya Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	License Agreement between BioAtla, Inc. and Context Therapeutics Inc., dated as of September 23, 2024

10.2*	Global Transaction Agreement between BioAtla, Inc. and Himalaya Therapeutics SEZC, dated as of September 23, 2024

104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

*	Portions of this exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioAtla, Inc.

Date: September 23, 2024	By:	/s/ Richard Waldron
Richard Waldron
Chief Financial Officer